FOR IMMEDIATE RELEASE

Contact:                 Edward F. Seserko
President and Chief Executive Officer
(412) 681-8400

EUREKA FINANCIAL CORP.
APPROVAL OF SECOND STOCK REPURCHASE PROGRAM
AND QUARTERLY CASH DIVIDEND

September 16, 2014, Pittsburgh, Pennsylvania — Eureka Financial Corp., (the “Company”) (OTCQB: EKFC), the holding company for Eureka Bank (the “Bank”), announced today that it has authorized a stock repurchase program to acquire up to 10% of the Company’s outstanding common stock (or 122,547 shares).  Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions.  Repurchases will be made from time to time depending on market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by the Company.

The Company also announced today that the Company’s Board of Directors approved a regular quarterly cash dividend of $0.10 per share. The $0.10 cash dividend will be paid, on or about October 31, 2014, to stockholders of record as of October 15, 2014.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the Pittsburgh metropolitan area.  The Company’s common stock trades on the OTCQB under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.